Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW IS AVAILABLE.

U.S.A. CONNECTION, INC.

PROMISSORY NOTE
(Zero Interest)

$19,000

Dated:   June 1, 2005
Maturity Date: June 1, 2010

U.S.A. Connection, Inc. (the “Company”) hereby promises to pay to the order of G.K.’S Gym, Inc. (“Noteholder”) at such place as Noteholder may from time to time designate, in lawful money of the United States of America, and in immediately payable funds, Nineteen Thousand Dollars ($19,000) (zero interest) which shall become due and payable on June 1, 2010.

1. PREPAYMENT. This Convertible Promissory Note (the “Note”) may be prepaid, in whole or in part, by the Company without the prior written consent of the Noteholder.

2. TRANSFER and ASSIGNMENT. This Note shall be freely transferable and assignable by the Noteholder provided such transfer is in compliance with applicable federal and state securities laws.

3. DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

a. The non-payment by the Company of the required principal payment for more than twenty days after the due date.

b. The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, receivership, dissolution, or liquidation law or statute or any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature;

c. The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute or any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company; or

4. ACCELERATION. Upon the occurrence of an Event of Default as described under subsections (a), (b) and (c) of Section 3, Noteholder, upon written notice to the Company, shall be entitled to declare all unpaid past, and all future payments required under the Note, immediately due and payable and which shall be paid by the Company within 30 days of the Company’s receipt of the written notice.

5. NOTICES. Notices to be given hereunder shall be in writing and shall be deemed to have been sufficiently given if delivered personally or sent by overnight courier or messenger or sent by registered or certified mail (air mail if overseas), return receipt requested, or by telex, facsimile transmission, telegram or similar means of communication. Notice shall be deemed to have been received on the date of personal delivery, telex, facsimile transmission, telegram or similar means of communication, or if sent by overnight courier or messenger, shall be deemed to have been received on the next delivery day after deposit with the courier or messenger, or if sent by certified or registered mail, return receipt requested, shall be deemed to have been received on the third business day after the date of mailing. The address of the Company and the Noteholder is as set forth in the Subscription Agreement.

6. GOVERNING LAW. THIS NOTE HAS BEEN DELIVERED IN THE STATE OF COLORADO AND SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO APPLICABLE TO CONTRACT MADE AND TO BE PERFORMED ENTIRELY THEREIN, WITHOUT GIVING EFFECT TO THE RULES AND CONFLICTS OF LAW.

7. ATTORNEYS FEES. In the event any holder hereof shall refer this Note to an attorney for collection, the Company agrees to pay all the costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorney's fees, whether or not suit is instituted.

8. CONFORMITY WITH LAW. It is the intention of the Company and of the Noteholder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contract for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

9. MISCELLANEOUS. This Note may only be changed, modified or amended in writing by the mutual consent of Noteholder and the Company. The provisions of this Note may only be waived in or by a writing signed by the party against whom enforcement of any waiver is sought. This Note embodies the entire understanding between Noteholder and the Company and merges all prior discussions or communications between them. Time is of the essence of this Note and of each and every provisions thereof.

IN WITNESS WHEREOF, the Company has signed and sealed this Note and delivered it in Colorado as of June 1, 2005.

U.S.A Connection, Inc.

By: